Exhibit 10.3
SEPARATION AND TRANSITION SERVICES AGREEMENT

This Separation and Transition Services Agreement (the “Agreement”) is entered into by and between Christopher B. Graves (“Releasor”) and PRA Group, Inc. (“PRA”).

BACKGROUND

WHEREAS, Releasor has been employed by PRA as Executive Vice President, Global Investments and Analytics Officer; and

WHEREAS, PRA and the Releasor have determined that it is in PRA’s best interest that Releasor tender his resignation due to disability effective May 19, 2023; and

WHEREAS, Releasor has agreed to provide services to assist in the transition of his responsibilities to other PRA employees and to be available to provide the cooperation described in Section 10 as reasonably requested by PRA; and

WHEREAS, PRA has offered to Releasor, and Releasor has agreed to accept, certain terms and benefits as set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual promises contained herein, PRA and Releasor agree to the following:

1.EMPLOYMENT: Releasor agrees that his separation of his employment with PRA in his role as Executive Vice President of Global Investments and Analytics will be effective May 12, 2023. May 12, 2023 will be the official (“Separation Date”). Releasor understands and agrees that his separation shall be coded as “separation due to disability” in PRA’s records. Releasor also agrees that he shall fully cooperate with PRA in the transition of his duties. Should Releasor revoke this Agreement, he will not receive any benefits under this Agreement, including the payments described in Section 2 below.

2.SEPARATION TERMS: PRA agrees to pay Releasor the following upon Releasor’s execution of this agreement:

a.Standard Separation Payments: Releasor will receive standard separation payments which include (1) any earned and unpaid Annual Base Salary through the Separation Date; (2) any unreimbursed business and entertainment expenses that are reimbursable through the Separation Date; and (3) any accrued but unused PTO as of the Separation Date.

b.Separation Due to Disability: In addition to the Standard Separation Payments, the Company shall pay Releasor a pro-rata Annual Bonus for the calendar year in which the Separation Date occurs (based upon target bonus and Releasor’s days of employment in the calendar year of the Separation Date). Such payment shall be made no later than 30 days after the Separation Date.

Exhibit 10.3
c.In exchange for the execution of this Agreement, following the Separation Date, Releasor will receive eighteen (18) months of monthly COBRA reimbursement payments. Any Monthly COBRA Reimbursement will be made on a taxable basis (less applicable taxes and withholdings) no later than December 31 of each calendar year during the COBRA Reimbursement Period. The Monthly COBRA Reimbursement will not be grossed up for any taxes.

d.All of the Releasor’s equity awards that have not vested as of the Separation Date will vest in accordance with the terms of the applicable award agreements’ treatment of awards based on separation due to disability.

3.OTHER DEFINED TERMS: The parties agree that, for purposes of this Agreement, the term “Releasees” means PRA, its past and present parents, subsidiaries and affiliates; its boards, groups, divisions, departments and units; and all of its past and present and former directors, trustees, officers, employees, attorneys and agents.

4.GENERAL RELEASE & CONTINUING OBLIGATIONS:

Releasor acknowledges and agrees that, except for the Standard Separation Payments, the payments set forth in Section 2(b)(c)(d) above constitute liquidated damages for any claim by Releasor for breach of contract or any other matters related to this Agreement or the Separation hereunder. Furthermore, in order to receive any of the payments set forth in Sections 2(b)(c)(d) and as an express condition to PRA’s obligation to make such payments, Releasor releases and forever discharges the Releasees from all Claims based on facts arising up to the time that Releasor executes this Agreement. Releasor acknowledges that the Claims released by this Section 4 include, but are not limited to: (i) any and all Claims based on any law, statute, or constitution or based in contract or in tort or in common law, including any breach of contract or employment agreement claims; claims under Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act (“ADEA”); the Fair Credit Reporting Act (“FCRA”); the Employee Retirement Income Security Act (“ERISA”), except as provided herein; the Americans with Disabilities Act of 1990 (“ADA”), as amended; the Rehabilitation Act; the Family Medical Leave Act of 1993 (“FMLA”); the Civil Rights Act of 1991; Worker Adjustment Retraining and Notification Act, the Virginia Human Rights Act, the Virginians with Disabilities Act, Virginia Workers’ Compensation Act; or, to the fullest extent allowed by law, any other federal, state or local laws or regulations applicable to the employment relationship; (ii) all Claims under any dispute resolution or complaint procedure of any kind or for reinstatement; and (iii) any and all Claims based on or arising out of or related to Releasor’s recruitment by, employment with, the Separation of Releasor’s employment with, Releasor’s performance of any service in any capacity for, or any business transaction with, each or any of the Releasees. Releasor further agrees that, except where specified in this Agreement, the release contained in this Section 4 is a general release and is to be broadly construed as a release of any and all claims to fullest extent allowed by law and public policy.

The parties agree that Releasor is not waiving or releasing any rights or claims that may arise after the date this Agreement is executed. The parties also agree that the release contained in this Section 4 does not include a release of Releasor’s right, if any, to payment of vested

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Exhibit 10.3

qualified retirement benefits under PRA’s ERISA plans or other plans and the right, if any, to continuation in PRA’s medical plans as provided by COBRA.

Additionally, and notwithstanding anything to the contrary contained herein, the parties agree that nothing in this Agreement shall be construed to release any claims or prohibit the exercise of any rights by Releasor that he may not waive or forego as a matter of law or public policy. Specifically, nothing in this Agreement is intended to, or shall, interfere with Releasor’s rights under federal, state or local civil rights or employment discrimination laws (including, but not limited to, Title VII, the ADEA, ERISA, the ADA, or their state or local counterparts) to file or otherwise institute a Charge of Discrimination with the Equal Employment Opportunity Commission (“EEOC”), to participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, or from making other disclosures that are protected under the whistleblower or other provisions of federal or state law or regulation or to cooperate with any government agency in its investigation, none of which shall constitute a breach of Sections 4 or 6 through 9 of this Agreement.

However, Releasor: (a) shall not be entitled to any relief, recovery, or money in connection with any such action brought against any of the Releasees, regardless of who filed or initiated any such complaint, charge, or proceeding; (b) acknowledges that he has been given ample opportunity to disclose to PRA, and has and will disclose prior to the Separation Date:
(i) any and all information or violations of any laws or policies that could lead to a whistleblower or other similar action; (ii) which raise actual or potential compliance or regulatory concerns; or (iii) which are adverse, or potentially adverse, to PRA; and (c) acknowledges that Releasor had reported, and will report any and all workplace injuries that he has incurred or suffered prior to the Separation Date.

5.CONFIDENTIALITY: Releasor agrees that matters relating to the terms of this Agreement and the terms of the Agreement itself, shall remain confidential and that Releasor will not disclose such to anyone except to Releasor’s legal counsel; and, at Releasor’s option, to Releasor’s financial advisors or spouse. Releasor agrees that he has the obligation to instruct the recipient of such information that the information is confidential and not to be re-disclosed.

Except as otherwise provided in this Agreement, disclosure of the information described in Sections 5 through 8 of this Agreement by Releasor shall constitute a material breach of the Agreement. Failure to abide by the terms of this confidentiality provision will result in the forfeiture of the compensation listed above.

6.BUSINESS RECORDS AND COMPANY PROPERTY: Releasor acknowledges that all business records maintained by or on behalf of Releasees, in any medium whatsoever, are the property of, and are owned by, Releasees.

Releasor agrees that Releasor shall immediately return to Releasees any and all business records in any medium whatsoever and any and all Releasees’ property in Releasor’s possession, including, but not limited to files, records, manuals, cellular devices, computer equipment, credit cards, company vehicles, parking pass, office/desk keys (if applicable), ID badge, and other tangible and intangible property belonging to Releasees.

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Exhibit 10.3
7.PROPRIETARY INFORMATION: Releasor agrees that he will not disclose any non-public information related to the Releasees which: (a) is proprietary or confidential, including, but not limited to, proprietary or confidential information relating to the Releasees’ employees or business practices; or (b) concerning any administrative proceeding, external investigation or litigation involving the Releasees. Disclosure of information is intended to include any manner of communication, whether verbal discussions, written documentation, electronic mail messages, fax transmissions or any other sharing of information or data.

Notwithstanding anything in this Agreement, Releasor shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Releasor will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Releasor files a lawsuit for retaliation by Releasees for reporting a suspected violation of law, Releasor may disclose the trade secret to his attorney and use the trade secret information in court proceedings, if Releasor files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

8.NONDISPARAGEMENT: Releasor agrees not to do or say anything that reasonably may be expected to have the effect of criticizing or disparaging the Releasees or diminishing or impairing the goodwill and reputation of the Releasees or the products and services they provide. Releasor further agrees not to assert that any current or former employee, agent, board member, director or officer of the Releasees has acted improperly or unlawfully with respect to Releasor or any other person regarding employment. Releasor further agrees not to assist current or former employees of the Releasees to make disparaging claims against Releasees.

9.NON-COMPETITION: Releasor agrees that for a period of eighteen (18) months following his Separation Date, Releasor will not, directly or indirectly, own, manage, operate, join, control, be employed by or with a Competing Business where doing so will require Releasor to provide the same or substantially similar services to a Competing Business as those that Releasor provided to PRA.

10.COOPERATION: For a period of eighteen (18) months following his Separation Date, Releasor agrees to cooperate fully and completely with PRA and any of the other Releasees, to the extent that he is physically and mentally able to do so, in any matter related to PRA’s services or activities, to include the following, without limitation: (a) matters with which Releasor was involved during his employment with PRA; (b) matters about which Releasor had information or knowledge during his employment with PRA; (c) pending and future litigation (including claims asserted with administrative agencies) involving PRA or any of the other Releasees, and (d) investigations or reviews by any federal, state or local regulatory authority relating to events or occurrences that transpired while Releasor was employed with PRA.

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Exhibit 10.3
11.NO ADMISSION OF LIABILITY: The parties agree that this Agreement is not, and shall not be construed as an admission by the Releasees or any of their respective officers, agents, board members, or employees, of any improper or unlawful acts regarding Releasor’s employment or Separation of employment with PRA.

12.ENTIRE AGREEMENT: With the exception of any separate confidentiality agreements entered into between the parties, which shall remain in effect, the parties agree that this Agreement contains the entire agreement between the parties herein with respect to the employment, and separation of Releasor’s employment with PRA.

13.SEVERABILITY: If any part, term or provision of this Agreement is held by a court or administrative body to be illegal or in conflict with any law or public policy, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular invalid part, term or provision.

14.NO WAIVER: No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of any term or provision of the Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

15.BREACH OF THE AGREEMENT: It is understood and agreed that if, at any time, a violation of any term of this Agreement is asserted by any party hereto, that party shall have the right to seek specific performance of that term and/or any other necessary and proper relief, including but not limited to damages, and the prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees. Should Releasor breach this Agreement, he hereby forfeits all payments offered under this Agreement and PRA will be entitled to recover its costs and attorneys’ fees resulting from any costs incurred to recover such Payment(s).

17.EXECUTION OF BINDING AGREEMENT: The parties agree that this Agreement may be executed in one or more counterparts each of which will constitute one and the same instrument. All executed copies of this Agreement and photocopies thereof shall have the same force and effect, and shall be as legally binding and enforceable, as the original. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors, transferees and assigns.

18.FORUM AND GOVERNING LAW: The parties agree that any suit to enforce the terms of this Agreement shall be brought in the Circuit Court for the City of Norfolk, Virginia, and that any question or controversy regarding the formation, construction, interpretation, validity and enforcement of the Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to its conflicts of law provisions.

19.OTHER REPRESENTATIONS: Releasor agrees: (a) that he has carefully and completely read and understands the terms of this Agreement and voluntarily accepts such terms for the purpose of making a full and final compromise and separation of all claims of any kind,

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Exhibit 10.3

disputed or otherwise, against the Releasees; and (b) that he is receiving adequate consideration to enter into this Agreement.

IN WITNESS WHEREOF, the parties hereby execute this Agreement as set forth below.

Christopher B. Graves By: Chris Graves Date: 5/31/23	PRA Group, Inc. By: LaTisha Tarrant Name: LaTisha Owens Tarrant Title: General Counsel Date: 5/31/23

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